Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-197493) pertaining to the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan, the 2008 Equity Incentive Plan and the 1998 Stock Plan of CareDx, Inc. and the ImmuMetrix, Inc. 2013 Equity Incentive Plan,

2.	Registration Statement (Form S-8 No. 333-203128) pertaining to the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of CareDx, Inc.,

3.	Registration Statement (Form S-8 No. 333-211538) pertaining to the CareDx, Inc. 2016 Inducement Equity Incentive Plan, and

4.	Registration Statement (Form S-3 No. 333-206277) of CareDx, Inc.;

of our report dated May 24, 2016 with respect to the consolidated financial statements of Allenex AB included in this Current Report on Form 8-K/A dated May 27, 2016 of CareDx, Inc.

/s/ Ernst & Young AB
Stockholm, Sweden
May 24, 2016